Exhibit 10.2

ZENITH NATIONAL INSURANCE CORP.
2004 RESTRICTED STOCK PLAN
RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (the “Award Agreement”) is made and entered into as of [                      ] (the “Date of Grant”), by and between Zenith National Insurance Corp., a Delaware corporation (the “Company”), and [                         ] (the “Grantee”).  Capitalized terms not defined herein shall have the meaning ascribed to them in the Zenith National Insurance Corp. 2004 Restricted Stock Plan (the “Plan”).  Where the context permits, references to the Company or any of its Subsidiaries shall include the successors to the foregoing.

Pursuant to the Plan, the Administrator has determined that the Grantee is to be granted Restricted Stock, subject to the terms, conditions and restrictions set forth in the Plan and herein, and hereby grants such Restricted Stock.

1.             Grant of Restricted Stock.  The Company hereby grants to the Grantee [                ] shares of Restricted Stock (the “Award”) on the terms, conditions and restrictions set forth in this Award Agreement and as otherwise provided in the Plan.

2.             Purchase Price; Method of Payment.  The purchase price per share of Restricted Stock shall be $1.00.  The purchase price may be paid (i) in cash or its equivalent, (ii) shares of unrestricted Stock owned by the Grantee for greater than six (6) months, the Fair Market Value of which on the purchase date is equal to the purchase price of the Restricted Stock, (iii) to the extent permitted by law, cancellation of indebtedness, (iv) services rendered or (v) any combination of the foregoing.  In the absence of any other form of payment tendered by the Grantee, the purchase price shall be paid by services rendered.

3.             Restrictions with Respect to Restricted Stock.

(a)   Restrictions.  The Restricted Stock granted hereunder and any interest therein, may not be sold, transferred, pledged, hypothecated, assigned or otherwise disposed of, except by will or the laws of descent and distribution, prior to the lapsing of restrictions set forth in the Plan and this Award Agreement.  Any attempt to dispose of any Restricted Stock in contravention of any such restrictions shall be null and void and without effect.

(b)   Restricted Period; Lapse of Restrictions.  Except as otherwise provided in the Plan or this Award Agreement, the restrictions set forth in Paragraph 3(a) shall lapse with respect to fifty percent (50%) of the shares of Restricted Stock granted hereunder on the second (2nd) anniversary of the Date of Grant, and with respect to the remaining fifty percent (50%) of such shares on of the fourth (4th) anniversary of the Date of Grant, so long as the Grantee is employed by the Company or any Subsidiary as of each such anniversary.

4.             Form of Restricted Stock.  The Company may, in its discretion, reflect ownership of Restricted Stock through the issuance of stock certificates, in book-entry form or any combination thereof, in accordance with Section 5(e) of the Plan.

5.             Unrestricted Shares.  Promptly after each lapse of restrictions relating to the Restricted Stock without forfeiture, and provided that the Grantee shall have complied with his or her obligations under Paragraph 9 hereof, the Company shall, with respect to such Unrestricted Shares:

(a)   If such Unrestricted Shares were initially issued in certificated form, issue to the Grantee or the Grantee’s personal representative a stock certificate representing a number of shares of Stock, free of the restrictive legend described in Paragraph 7, equal to the number of shares of Restricted Stock with respect to which such restrictions have lapsed.  If certificates representing such Restricted Stock shall have theretofore been delivered to the Grantee, such certificates shall be returned to the Company, complete with any necessary signatures or instruments of transfer prior to the issuance by the Company of such unlegended shares of Stock; or

(b)   If such Unrestricted Shares were initially issued in book-entry form, transfer such Unrestricted Shares to the Grantee in the form and registration as indicated by the Grantee.

6.             Rights as a Stockholder.  Subject to the restrictions set forth in the Plan and this Award Agreement, the Grantee shall possess all incidents of ownership with respect to the Restricted Stock granted hereunder, including the right to vote such Restricted Stock and the right to receive dividends with respect to such Restricted Stock; provided however, that extraordinary or non-cash dividends shall be subject to the same restrictions that apply to the underlying Restricted Stock.

7.             Certificate; Restrictive Legend.  Any certificate issued for Restricted Stock prior to the lapse of any outstanding restrictions relating thereto shall be inscribed with the following legend, or such other legend as determined by the Administrator:

THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS, INCLUDING FORFEITURE PROVISIONS AND RESTRICTIONS AGAINST TRANSFER (THE “RESTRICTIONS”), CONTAINED IN THE ZENITH NATIONAL INSURANCE CORP. 2004 RESTRICTED STOCK PLAN AND THE RESTRICTED STOCK AWARD AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND THE COMPANY.  ANY ATTEMPT TO DISPOSE OF THESE SHARES IN CONTRAVENTION OF THE RESTRICTIONS, INCLUDING BY WAY OF SALE, ASSIGNMENT, TRANSFER, PLEDGE, HYPOTHECATION OR OTHERWISE, SHALL BE NULL AND VOID AND WITHOUT EFFECT.

8.             Termination of Employment.

(a)   Upon the Grantee’s death or termination of employment due to Disability, the restrictions set forth in Paragraph 3(a) shall lapse.

(b)   Upon termination of the Grantee’s employment with the Company or any Subsidiary thereof for any reason (other than death or Disability) prior to the lapsing of restrictions with respect to any portion of the Restricted Stock granted hereunder, the Grantee shall forfeit any rights to the shares of Restricted Stock with respect to which the restrictions have not lapsed and shall have no further rights thereto.

(c)   Upon forfeiture of any shares of Restricted Stock, to the extent the Grantee paid the purchase price of such forfeited shares in a manner other than services rendered, the Company shall repurchase such shares from the Grantee at a price per share equal to the lesser of (i) the Fair Market Value of such shares at the time of forfeiture or (ii) the price Grantee paid for such shares initially.

9.             Taxes.    Pursuant to Section 9(d) of the Plan, the Company (or Subsidiary, as the case may be) may require the Grantee to remit to the Company (or Subsidiary, as the case may be) in cash an amount sufficient to satisfy any federal, state and local tax withholding requirements related to the Award.  With the approval of the Administrator, the Grantee may satisfy the foregoing requirement by electing to have the Company withhold from delivery shares of Stock or by delivering shares of Stock already owned by the Grantee for at least 6 months, in each case, having a value equal to the minimum amount of tax required to be withheld.  Such shares shall be valued at their Fair Market Value on the date on which the amount of tax to be withheld is determined, and fractional share amounts shall be settled in cash.  Such an election may be made with respect to all or any portion of the shares of Stock to be delivered pursuant to the Award.

The Grantee shall promptly notify the Company of any election made pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended.

10.           Adjustments.  The Award and all rights and obligations under this Award Agreement are subject to Section 3 of the Plan.

11.           Notices.  Whenever any notice is required or permitted hereunder, such notice shall be in writing and shall be given by personal delivery or first class, certified or registered mail with return receipt requested.  Any notice required or permitted to be delivered hereunder shall be deemed to have been duly given on the date which it is personally delivered or, whether actually received or not, on the third business day after mailing to the respective parties named below.

If to the Company:	Zenith National Insurance Corp.
21255 Califa St
Woodland Hills, CA 91367
Attn.: William J. Owen, Sr. Vice President
and Chief Financial Officer
Facsimile: 818-592-0480

If to the Grantee:	[Name of Grantee]
[Address]

Either party may change such party’s address for notices by duly giving notice pursuant hereto.

12.           Compliance with Laws.

(a)   Shares of Stock shall not be issued pursuant to the Award granted hereunder unless the issuance or delivery of such shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933 (the “Securities Act”) and the Exchange Act, shall be subject to the requirements of any stock exchange upon which the Stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.  The Company shall be under no obligation to effect the registration pursuant to the Securities Act, of any interests in the Plan or any shares of Stock to be issued hereunder or to effect similar compliance under any state laws.

(b)   All certificates for shares of Stock delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock may then be listed, and any applicable federal or state securities law, and the Administrator may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.  The Administrator may require, as a condition of the issuance or delivery of certificates evidencing shares of Stock pursuant to the terms hereof, that the recipient of such shares make such agreements and representations as the Administrator, in its sole discretion, deems necessary or desirable.

13.           Protections Against Violations of Agreement.  No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the shares of Stock underlying the Award by any holder thereof in violation of the provisions of this Award Agreement, the Plan or the certificate of incorporation or the bylaws of the Company, will be valid, and the Company will not transfer any such shares on its books nor will any such shares be entitled to vote, nor will any dividends be paid thereon, unless and until there has been full compliance with such provisions to the satisfaction of the Company.  The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.

14.           Failure to Enforce Not a Waiver.  The failure of the Company to enforce at any time any provision of the Award Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

15.           Governing Law.  The Award Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflict of laws.

16.           Incorporation of the Plan.   The Plan, as it exists on the date of the Award Agreement and as amended from time to time, is hereby incorporated by reference and made a part hereof, and the Award and this Award Agreement shall be subject to all terms and conditions of the Plan.  In the event of any conflict between the provisions of the Award Agreement and the provisions of the Plan, the terms of the Plan shall control, except as expressly stated otherwise.  The term “Section” generally refers to provisions within the Plan (except where denoted otherwise); provided, however, the term “Paragraph” shall refer to a provision of this Award Agreement.

17.           Amendments.  This Award Agreement may be amended or modified at any time, but only by an instrument in writing signed by each of the parties hereto.

18.           Counterparts.   This Award Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.           Invalid Provision.   The invalidity or unenforceability of any particular provision hereof shall not affect the other provisions hereof, and this Award Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted.

20.           Entire Agreement.    This Award Agreement and the Plan, as it exists on the date of this Award Agreement and as amended from time to time, contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein and supersede all prior communications, representations and negotiations in respect thereto.

21.           Captions and Headings.   The captions and headings of the paragraphs and subparagraphs of this Award Agreement are provided for convenience only and are not to serve as a basis for interpreting or construing this Award Agreement.

22.           Agreement Not a Contract of Employment.  Neither the Plan, the granting of the Award, the Award Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Grantee has a right to continue to be employed by, or to provide services as a director, consultant or advisor to, the Company, any Subsidiary or affiliate thereof for any period of time or at any specific rate of compensation.

23.           Authority of the Administrator.  The Administrator shall have full authority to interpret and construe the terms of the Plan and the Award Agreement.  The determination of the Administrator as to any such matter of interpretation or construction shall be final, binding and conclusive.

24.           Binding Effect.  The Award Agreement shall apply to and bind the Grantee and the Company and their respective permitted assignees or transferees, heirs, legatees, executors, administrators and legal successors.

25.           Tax Representation.  The Grantee has reviewed with his or her own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Award Agreement.  The Grantee is relying solely on such advisors and not on any statement or representations of the Company or any of its agents.  The Grantee understands that he or she (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by the Award Agreement.

26.           Acceptance.  The Grantee hereby acknowledges receipt of a copy of the Plan, the prospectus and this Award Agreement.  Grantee has read and understands the terms and provisions thereof, and accepts the Award subject to all the terms and conditions of the Plan and the Award Agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered the Award Agreement as of the day and year first above written.

ZENITH NATIONAL INSURANCE CORP.

By:
Name:
Title:

GRANTEE

Signature:
Name:
Address:

Social Security No.:
Date: